Exhibit 99.5

LETTER TO CLIENTS

$35,000,000 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE BEFORE 5:00 P.M., EASTERN TIME, ON DECEMBER 14, 2011, SUBJECT TO EXTENSION OR EARLIER CANCELLATION IN THE COMPANY’S SOLE DISCRETION.

November 23, 2011

To Our Clients:

We are sending this letter to you because we hold certain Eligible Securities1 of Taylor Capital Group, Inc. (the “Company”) for you. The Company has commenced a Rights Offering, the terms of which are included in the Prospectus Supplement, dated November 23, 2011, to the Prospectus, dated January 26, 2011 (together, the “Prospectus”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Prospectus.

We are the holder of record of the Eligible Securities held by us for your account. We can exercise your Subscription Rights, including your Oversubscription Privilege, only if you instruct us to do so. We request instructions as to whether you wish to have us exercise the Subscription Rights relating to the Eligible Securities we hold on your behalf, upon the terms and conditions set forth in the Prospectus.

The enclosed materials are being forwarded to you as the beneficial owner of Eligible Securities carried by us in your account but not registered in your name. Your Subscription Rights may only be exercised by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

We have enclosed your copy of the following documents:

1.	Letter to Securityholders from the Company;

2.	Prospectus;

3.	Instructions as to Use of Taylor Capital Group, Inc., Subscription Rights Certificate; and

4.	Beneficial Owner Election Form.

1 “Eligible Securities” as used herein means the Common Stock, Series C Preferred, Series D Preferred, Series E Preferred, Series G Preferred, and the Participating Warrants of the Company. Not all warrants issued by the Company are necessarily Participating Warrants that entitle their holders to receive Subscription Rights in the Rights Offering. Only those warrants issued by the Company on September 29, 2008, May 28, 2010, and October 21, 2010 are Participating Warrants.

As described in the Prospectus, holders of record of the Eligible Securities as of 5:00 p.m., Eastern Time, on November 21, 2011 (the “Record Date”), will receive, at no charge, nontransferable Subscriptions Rights, for up to an aggregate purchase price of $35,000,000, as set forth below:

Eligible Security	Subscription Rights to which Holders Are Entitled

Common Stock	1 subscription right per share

Series C Preferred	2.03583 subscription rights per share

Series D Preferred	1 subscription right per share

Series E Preferred	2.03583 subscription rights per share

Series G Preferred	1 subscription right per share

Participating Warrants	1 subscription right per share of Common Stock issuable pursuant to the Participating Warrant

Please note, however, that fractional Subscription Rights will not be issued in the Rights Offering. Rather, all fractional Subscription Rights will be eliminated by rounding down to the nearest whole Subscription Right.

In addition to the Basic Subscription Privilege set forth above, each Subscription Right also entitles the holder thereof – subject to the allocation process described below and the limitations set forth in the Prospectus – to subscribe for additional Shares that have not been purchased by other Subscription Rights holders pursuant to their Basic Subscription Privileges, at the subscription price, if such holder has fully exercised his, her, or its Basic Subscription Privilege. Subject to the allocation process described below, the Company will attempt to honor all oversubscriptions in full if sufficient Shares are available.

Shares pursuant to the Oversubscription Privilege will be allocated pursuant to a two-step process. The maximum number of Shares purchasable by a securityholder in the first step of the allocation process will be limited to the result of (x) the total number of unsubscribed Shares multiplied by (y) the number of Subscription Rights that were distributed to such securityholder divided by (z) the number of Subscription Rights distributed to all holders of Eligible Securities as of the Record Date. Securityholders whose oversubscription requests exceed the Share limitation of the first step of the allocation process will proceed to the second step, where we will seek to honor oversubscription requests in full if sufficient Shares are available. If oversubscription requests for Shares in the second step of the allocation process exceed the number of Shares available, however, we will allocate the available Shares pro rata among the securityholders participating in the second step of the allocation process in proportion to the number of Subscription Rights that were distributed to each of those securityholders relative to the number of Subscription Rights distributed to all holders of Eligible Securities participating in the second step of the allocation, with the number of Shares rounded up or down, as applicable, to result in the allocation of whole Shares. If this pro rata allocation results in any securityholder receiving a greater number of Shares than the securityholder subscribed for pursuant to the exercise of the Oversubscription Privilege, then such securityholder will be allocated only that number of Shares for which the securityholder oversubscribed, and the remaining Shares will be allocated among all other securityholders exercising the Oversubscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Shares have been allocated.

The Company will not issue fractional Shares. Fractional Shares resulting from the exercise of Basic Subscription Privileges and the Oversubscription Privilege will be eliminated, with the total subscription price being adjusted accordingly. Any excess subscription payments received will be returned, without interest or deduction, as soon as practicable after the expiration of the subscription period.

If you wish to exercise your Basic Subscription Privilege or the Oversubscription Privilege, you should indicate the number of Subscription Rights you wish to exercise and any additional Shares pursuant to your Oversubscription Privilege that you would like to purchase in the space provided on the enclosed Beneficial Owner Election Form. When you send in that form, you must also send the full purchase price for the Subscription Rights you wish to exercise and the number of additional Shares that you have requested to purchase pursuant to your Oversubscription Privilege, if applicable.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise your Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on December 14, 2011, subject to extension or earlier cancellation in the Company’s sole discretion (such date and time, as may be extended or cancelled, the “Expiration Date”). If you wish to exercise your Subscription Rights, please ensure that we receive your Beneficial Owner Election Form in sufficient time to deliver your election to the Company prior to the Expiration Date.

If you have other questions regarding the Rights Offering or need additional copies of the documents relating to the Rights Offering, please contact the information agent, Georgeson, Inc., at (866) 828-4304, or, for banks and brokers, at (212) 440-9800.

Very truly yours,

[Name of Nominee]

3